PIMCO Funds

Supplement Dated March 1, 2017 to the
Asset Allocation Funds Prospectus dated July 29, 2016, as supplemented from time to time (the Prospectus)

Disclosure Related to the PIMCO REALPATH(r) Income Fund, PIMCO REALPATH(r) 2020 Fund, PIMCO REALPATH(r) 2025 Fund, PIMCO REALPATH(r) 2030 Fund,
PIMCO REALPATH(r) 2035 Fund, PIMCO REALPATH(r)	2040 Fund, PIMCO
REALPATH(r) 2045 Fund, PIMCO REALPATH(r) 2050 Fund and PIMCO REALPATH(r) 2055 Fund (each, a Fund and together, the Funds)

IMPORTANT NOTICE REGARDING CHANGES IN THE FUNDS
REALPATH(r) ALLOCATION GLIDE PATH

On March 1, 2017, PIMCO Funds filed a supplement to the Asset Allocation Funds Prospectus, which reflects changes in the PIMCO REALPATH(r) Funds Allocation Glide Path in the Principal Investment Strategies section of each Funds Fund Summary, effective March 31, 2017.